UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 240.14a-12

Insured Municipal Income Fund Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

[Logo of UBS Global Asset Management]	UBS Global Asset Management (Americas) Inc. 51 West 52nd Street New York, NY 10019 Tel. 888-793 8637 Closed-End Funds Desk www.ubs.com

Media Release

For immediate release

LEADING INDEPENDENT PROXY ADVISOR RECOMMENDS THAT SHAREHOLDERS OF INSURED MUNICIPAL INCOME FUND INC. VOTE FOR THE RE-ELECTION OF THE CURRENT BOARD MEMBERS AND NOT VOTE FOR BULLDOG'S NOMINEES AND SHAREHOLDER PROPOSAL

Contact: UBS Global Asset Management Closed-End Funds Desk, 888-793 8637

New York, July 10, 2008 - Insured Municipal Income Fund Inc. (the "Fund") (NYSE: PIF), today announced that Institutional Shareholder Services Inc. ("ISS"), a leading independent proxy advisory firm, has recommended that the Fund's shareholders support the Fund's incumbent directors and vote FOR the re-election of the Fund's current directors on the WHITE proxy card. ISS recommended that shareholders "DO NOT VOTE" on the GREEN proxy card with respect to nominees of dissident shareholder Bulldog Investors General Partnership ("BIGP").  ISS also recommended that shareholders "DO NOT VOTE" with respect to BIGP's purported shareholder proposal to recommend converting the Fund into an "open-end" fund.

In its independent analysis, ISS stated, with respect to BIGP's effort to unseat the current directors, "[w]e do not believe that the dissident's have proven that change is preferable to the status quo, that the dissident slate will add value to board deliberations or that the dissidents will be able to create greater shareholder value. Despite the Fund's current market price discount to NAV, ISS believes that the Fund's performance, coupled with its unique position in the marketplace, justifies retaining the Fund's closed-end structure as in the best interests of shareholders."

ISS also recommends "DO NOT VOTE" with respect to the purported shareholder proposal recommending the "open-ending" of the Fund. ISS said, "Given the costs and consequences of open-ending the fund, the board should only recommend this action in the face of compelling circumstances, such as if there were serious concerns about the continuing viability of the Fund as a suitable longer-term investment for shareholders. ISS does not believe that these circumstances are present in the case of the Fund." ISS also stated the following with respect to the liquidity "freeze" impacting the holders of the Fund's auction preferred shares ("APS"): "as this illiquidity is a systemic issue, open-ending the Fund seems like a reactive measure. Therefore, ISS applauds the Fund's effort to

[Logo of UBS Global Asset Management]	Closed-End Funds Desk Page 2 of 2

evaluate alternatives such as TOBs and restructuring APS in a manner that would make the APS eligible for investment by money market funds." (The Fund issued a press release with further information regarding these efforts on June 24, 2008.)

As noted in a prior letter to shareholders, open-ending would limit tax-exempt dividends and may force the fund to cease operations. The fund is not designed to operate as an open-end fund. If the Fund were forced to change its structure to become an open-end fund, many of its current investment strategies could no longer be used. Regulatory requirements applicable to all open-end funds would largely eliminate the Fund's ability to use leverage. The Fund has historically used leverage to help enhance the yield to common shareholders, permitting the Fund to pay shareholders a higher tax-exempt dividend.

In connection with the annual meeting, the Fund has filed a proxy statement and additional soliciting materials with the Securities and Exchange Commission (the "SEC").  Investors and security holders are strongly advised to read these materials because they contain important information about the Annual Meeting.  Free copies of these materials are available on the SEC's website at www.sec.gov.

The Fund urges its shareholders to support the Fund's incumbent directors by completing, signing and dating the WHITE proxy card they have received, and NOT to sign any GREEN proxy card they may receive from BIGP. Shareholders who have previously signed a GREEN proxy card are urged to revoke that proxy by signing, dating and mailing the Fund's WHITE proxy card.

BIGP did not make its proposals in a timely manner as required by the Fund's Bylaws. The Bylaws have been in place for years and apply to all shareholders. Therefore, BIGP's proposals will not be on the agenda for the upcoming July 17, 2008, Annual Meeting of Shareholders.

Shareholders who have questions concerning the current proxy solicitation or who need assistance in revoking any proxy they may have previously granted should contact Georgeson Inc., the Fund's proxy solicitor, toll free at: 1-877-278-9670.

Insured Municipal Income Fund Inc. is a closed-end management investment company normally investing substantially all of its assets in a diversified portfolio of tax-exempt municipal obligations, with common and preferred shares outstanding. Under normal circumstances, the Fund invests at least 80% of its net assets in insured municipal obligations, the income from which is exempt from regular federal income tax.

Note: ISS is a subsidiary of RiskMetrics Group, Inc. Permission to use quotations from the ISS/RiskMetrics report was neither sought nor obtained.